As filed with the Securities and Exchange Commission on August 18, 2011

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Jones Soda Co.
(Exact name of registrant as specified in its charter)

State of Washington (State of Incorporation)	52-2336602 (IRS Employer Identification No.)
234 Ninth Avenue North
Seattle, Washington 98109
(Address and zip code of principal executive offices)
Jones Soda Co. 2011 Incentive Plan
(Full title of the plan)
Michael R. O’Brien, Chief Financial Officer
234 Ninth Avenue North
Seattle, Washington 98109
(206) 624-3357
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered (1)	per share (2)	offering price	registration fee
Common Stock, no par value per share, under the 2011 Incentive Plan	3,000,000 shares	$0.82	$2,460,000	$285.61

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization, merger, combination or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), based on the average of the high, $0.83, and low, $0.80, sale prices of the Registrant’s common stock on August 15, 2011, as reported on The NASDAQ Capital Market.

EXPLANATORY NOTE
     Jones Soda Co., a Washington corporation (the “Registrant” or the “Company”), is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on August 18, 2011 for the purpose of registering 3,000,000 shares of common stock, no par value per share (the “Common Stock”), issuable pursuant to the Jones Soda Co. 2011 Incentive Plan (the “2011 Plan”).
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement:
(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 21, 2011, which includes audited financial statements for the Company’s latest fiscal year;

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed on May 13, 2011 and August 12, 2011, respectively;

(3)	The Company’s current reports on Form 8-K filed with the Commission on January 31, 2011, April 7, 2011, June 1, 2011, June 17, 2011, and August 9, 2011; and

(4)	The description of the Company’s Common Stock which is contained in a Registration Statement on Amendment No. 1 on Form 8-A/A filed on March 20, 2003, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents that are subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
     Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this registration statement.
Item 4.  Description of Securities.
     Not applicable.
Item 5.  Interests of Named Experts and Counsel.
     Not applicable.
Item 6.  Indemnification of Directors and Officers.
     Section 23B.08.320 of the Washington Business Corporation Act (the “Washington Act”) authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director or approving illegal distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
     Article VI of the Registrant’s Articles of Incorporation (the “Articles”) contains provisions implementing, to the fullest extent permitted by the Washington Act, such limitations on a director’s liability to the Registrant and its shareholders.

     Sections 23B.08.500 through 23B.08.600 of the Washington Act authorize a court to award, or a corporation’s board of directors to grant, subject to certain limitations, indemnification to its directors and officers against liability and reasonable expenses incurred in defending litigation against them in their capacities as directors and officers. This indemnity to directors and officers is sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Under the Washington Act, by provision in a bylaw approved by its shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.
     Article IX of the Registrant’s Bylaws (the “Bylaws”) provides that the Registrant shall indemnify, subject to certain limitations, any person who was or is a party or is threatened to be made a party to proceeding, whether or not brought by or in the right of the Registrant, by reason of the fact that such person is or was a director or officer of the Registrant, against liability and reasonable expenses incurred by the director or officer in connection with such proceeding. Any indemnification under the Registrant’s Bylaws, unless ordered by a court or advanced by the Registrant in the manner described below, must be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances. The determination must be made by one of the following: (a) by the board of directors of the Registrant by majority vote of a quorum consisting of directors who were not parties to the proceeding; (b) if a quorum of the board cannot be obtained, by majority vote of a committee designated by the board of directors, which committee shall consist solely of two or more directors who were not parties to the proceeding; (c) by special legal counsel selected by the board of directors of Registrant; or (d) by the shareholders. Reasonable expenses incurred by a director or officer may also be advanced by or reimbursed by the Registrant in advance of the final disposition of the proceeding and in advance of any determination and authorization of indemnification.
     The Registrant has obtained and maintains a standard form directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act. The above discussion of the Washington Act, the Bylaws and the Articles is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Articles.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Peterson Sullivan LLP, independent registered public accounting firm

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Jones Soda Co. 2011 Incentive Plan (incorporated by reference to Annex A of the definitive proxy statement filed by the Registrant on April 12, 2011)
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in this Registrant Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering.
     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 18, 2011.

JONES SODA CO.
By:	/s/ William R. Meissner
William R. Meissner
President and Chief Executive Officer

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints William R. Meissner and Michael R. O’Brien, or any of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacities	Date

/s/ William R. Meissner William R. Meissner	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2011

/s/ Michael R. O’Brien Michael R. O’Brien	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2011

/s/ Richard S. Eiswirth, Jr. Richard S. Eiswirth, Jr.	Chairman of the Board and Director	August 18, 2011

/s/ Mills A. Brown Mills A. Brown	Director	August 18, 2011

/s/ Michael M. Fleming Michael M. Fleming	Director	August 18, 2011

/s/ Matthew K. Kellogg Matthew K. Kellogg	Director	August 18, 2011

/s/ Susan A. Schreter Susan A. Schreter	Director	August 18, 2011

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Perkins Coie LLP regarding the legality of the Common Stock being registered

23.1	Consent of Peterson Sullivan LLP, independent registered public accounting firm

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Jones Soda Co. 2011 Incentive Plan (incorporated by reference to Annex A of the definitive proxy statement filed by the Registrant on April 12, 2011)